Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TELEFLEX INCORPORATED,

VIOLET MERGER SUB INC.

and

VASCULAR SOLUTIONS, INC.

dated as of December 1, 2016

i

Article VIII TERMINATION		49

Section 8.1	Termination	49
Section 8.2	Effect of Termination	51

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 1, 2016, is by and among Teleflex Incorporated, a corporation incorporated under the laws of Delaware (“Parent”), Violet Merger Sub Inc., a corporation incorporated under the laws of Minnesota (“Merger Sub”) and Vascular Solutions Inc., a corporation incorporated under the laws of Minnesota (the “Company”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.  Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, in accordance with the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”), whereby each share of the Company’s common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), except as otherwise provided herein, shall be converted into the right to receive $56.00 per Share, without interest, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s shareholders, has approved this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”) and the Transactions in accordance with the MBCA, and has resolved to recommend that the shareholders of the Company vote to approve the Merger and adopt the Plan of Merger.

WHEREAS, the board of directors of Parent has approved and declared advisable this Agreement, the Plan of Merger and the Transactions.

WHEREAS, the board of directors of Merger Sub has determined that this Agreement, the Plan of Merger and the Transactions are advisable and fair to and in the best interests of Merger Sub and its sole shareholder, and has approved this Agreement, the Plan of Merger and the Transactions and Parent, as the sole shareholder of Merger Sub, has by resolution duly approved the Merger and adopted the Plan of Merger as contemplated by the MBCA.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

[RESERVED]

ARTICLE II

THE MERGER

Section 2.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger.  The Merger shall have the effects provided in this Agreement and as specified in Section 302A.641 of the MBCA.  For purposes of this Agreement, (a) the Company, as the corporation surviving the Merger after the Effective Time, is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 2.2            Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 50 S. Sixth Street, Minneapolis, MN 55402 at 10:00 a.m. (Minneapolis time), or at such other place, date and time, or in such other manner, as the Parties hereto may agree in writing (including by electronic exchange of Closing documents in lieu of an in-person Closing), as promptly as practicable following, but in any event no later than the second (2nd) Business Day after, the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (y) the second (2nd) Business Day following the last day of the Marketing Period.  The date on which the Closing occurs is the “Closing Date”.  Subject to the provisions of this Agreement, (i) articles of merger satisfying the applicable requirements of the MBCA (the “Articles of Merger”) shall be duly executed by Merger Sub and the Company and (ii) Parent, Merger Sub and the Company shall cause the Articles of Merger to be delivered to the Secretary of State of the State of Minnesota for filing concurrently with the Closing.  The Merger shall become effective on the Closing Date upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or such later time on the Closing Date as is agreed upon in writing by the Parties hereto and specified in the Articles of Merger (such time on the Closing Date, the “Effective Time”).

Section 2.3            Governing Documents; Directors and Officers.

(a)           At the Effective Time, by virtue of the Merger and in accordance with Section 302A.611, Subd. 1(d), of the MBCA, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b)           At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c)           The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and each director shall serve until such director’s successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of such director in accordance with the MBCA.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and each officer shall serve until such officer’s successor is elected or appointed or until the earlier death, resignation, removal or disqualification of such officer in accordance with the MBCA.

Section 2.4            Conversion of Shares; Conversion of Merger Sub Common Stock.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)          any Shares then held by any wholly owned Subsidiary of the Company shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)         any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation;

(iii)        except as provided in clauses (i) and (ii) above and subject to Section 2.4(b), each Share then issued and outstanding (including any Restricted Shares but not including any Dissenting Shares) shall be converted into the right to receive a cash amount equal to $56.00, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.8;

(iv)       each share of common stock, $0.01 par value per share, of Merger Sub then issued and outstanding shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           At the Effective Time, all Shares converted pursuant to Section 2.4(a)(iii) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

Section 2.5            Surrender of Certificates.

(a)           Prior to the Closing, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement.  Prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares (other than Shares cancelled or converted pursuant to Sections 2.4(a)(i) and 2.4(a)(ii) and Dissenting Shares) (the “Payment Fund”).  With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the MBCA.  To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.  The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article II or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.  Any and all interest or other amounts earned with respect to such funds shall be paid to Parent or its designee.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b)           Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 2.4(a)(iii) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal.  Upon (A) surrender to the Paying Agent of Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be cancelled.  No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.  If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)           At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law.  If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d)           No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e)           At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.  If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and, subject to compliance with this Section 2.5, exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.5.

(f)            If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which includes an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with (i) the inaccuracy of any statement or the breach of any representation or warranty set forth in such affidavit, and (ii) any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.8) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

Section 2.6            Dissenters’ Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under (or a court of competent jurisdiction shall determine that such holder is not entitled to receive fair value pursuant to) the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, upon surrender of such Dissenting Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.

(b)           The Company shall provide prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c)           If the Surviving Corporation makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Section 2.7            Treatment of Company Options; Restricted Shares; Stock Plans.

(a)           Treatment of Options.  At the Effective Time, each option or similar right to purchase Shares (other than pursuant to the ESPP) (the “Company Options”), granted under any stock option plan of the Company, including the Vascular Solutions, Inc. Stock Option and Stock Award Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), whether or not such Company Options are then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other Person, cancelled and converted into the right to receive from the Surviving Corporation, as soon as practicable (but in no event after the first payroll date following the Closing Date) following the Effective Time an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.8), without interest, equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Company Option.  Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the stock option agreements evidencing the Company Options and, to the extent necessary, obtaining consent of the holders of the Company Options, to effectuate the actions contemplated by this Section 2.7(a).

(b)           Treatment of Restricted Shares.  At the Effective Time, each Share awarded under, and then subject to forfeiture pursuant to, the Company Stock Plans (a “Restricted Share”) shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Restricted Share or any other Person, cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.4(a)(iii).  As soon as practicable (but in no event after the first payroll date following the Closing Date) following the Effective Time, the Surviving Corporation shall pay to each holder of Restricted Shares an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.8), without interest, equal to the product of (A) the total number of Restricted Shares held by such holder of Restricted Shares and (B) the Merger Consideration.  Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Shares and, to the extent necessary, obtaining consent of the holders of the Restricted Shares, to effectuate the actions contemplated by this Section 2.7(b).

(c)           Termination of Company Stock Plans.  After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

(d)           Termination of ESPP.  The provisions of Section 2.7(a) shall not apply to the Company’s Employee Stock Purchase Plan (the “ESPP”).  Effective as of the date of this Agreement, the Company Board, or a duly authorized committee thereof, shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the terms of the ESPP for the then-outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the ESPP shall terminate immediately following such purchases of Shares.  The Company acknowledges and agrees that it will timely comply with any written notice requirements set forth in the ESPP, including the written notice requirement set forth in Section 19(b) of the ESPP.  The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions, notices and  documents prepared in connection with any such actions prior to the adoption of such resolutions, sending of notices or taking of such actions.

Section 2.8            Withholding.  Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including without limitation the Code).  To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9            Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in, and reasonably apparent from, the Company SEC Documents filed or furnished with the SEC since December 31, 2014 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 3.1            Qualification, Organization, Subsidiaries, etc.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not have a Company Material Adverse Effect.  The Company has filed with the SEC or otherwise made available to Parent, prior to the date of this Agreement, a complete and accurate copy of the Company Articles and the Company Bylaws as amended to the date hereof and the comparable organizational documents of each of the Company Subsidiaries as amended to the date hereof. The Company Articles and the Company Bylaws (and the comparable organizational documents of the Company Subsidiaries) are in full force and effect and the Company is not in violation of either the Company Articles or the Company Bylaws (or the comparable organizational documents of any of the Company Subsidiaries).

(b)           All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date of this Agreement.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own, directly or indirectly, any equity interests or voting securities of any Person.

Section 3.2            Capitalization.

(a)           The authorized capital stock of the Company consists of 40,000,000 Shares, par value $0.01 per share.  As of December 1, 2016 (the “Company Capitalization Date”), (i) 17,568,445 Shares were issued and outstanding, including 355,104 Restricted Shares, (ii) 1,129,984 Shares were reserved and available for issuance pursuant to the Company Stock Plans (of which 492,500 Shares were subject to outstanding Company Options) and 696,097 Shares were reserved and available for issuance pursuant to the ESPP (with 407 participants in the ESPP as of the Company Capitalization Date and an aggregate of $169,780.91 committed pursuant to outstanding rights under the ESPP as of the Company Capitalization Date) and (iii) no preferred shares of the Company’s capital stock were issued and outstanding.  All the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Company Capitalization Date, of all outstanding Company Options and Restricted Shares, including, in each case, the name of the Company Stock Plan under which such Company Options or Restricted Shares were granted, the name of the holder, and the exercise price of such Company Options.

(b)           Except as set forth in Section 3.2(a) above, as of the date of this Agreement (i) the Company does not have any shares of capital stock issued, reserved for issuance or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date, and (ii) there are no outstanding subscriptions, options, shares of restricted stock, restricted stock units, “phantom” stock rights, performance units, warrants, puts, calls, exchangeable or convertible securities issued or granted by Company or any of the Company Subsidiaries or any  Contracts, rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) issue, grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or such Contract, right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests of the Company or any Company Subsidiary, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of the Shares or other equity interests of the Company or any Company Subsidiary.  Since the Company Capitalization Date until the date of this Agreement, the Company has not granted any Company Options, Restricted Shares or other equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

(c)           All Company Options have been granted having a per share exercise price at least equal to the fair market value of a Share on the date of grant, and have not otherwise been subject to a “modification” or “extension” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder.  All grants of Company Options were validly issued and properly approved by the Company Board (or compensation committee thereof) in accordance with the applicable Company Stock Plan and applicable Laws.

(d)           There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote. As of the date of this Agreement, the Company and the Company Subsidiaries have no outstanding indebtedness for borrowed money (and do not guarantee the outstanding Indebtedness for borrowed money of any other Person) other than indebtedness for borrowed money between the Company and any wholly owned Company Subsidiary.

Section 3.3            Company Board Recommendation; Corporate Authority Relative to this Agreement; No Violation.

(a)           A committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Special Committee”) has duly:

(i)          approved this Agreement, the Plan of Merger and the Transactions (including the Merger), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, constituted approval for the purposes of Sections 302A.671 and 302A.673, Subd. 1, of the MBCA as a result of which this Agreement, the Plan of Merger and the Transactions, including the Merger, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA; and

(ii)         recommended to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the Transactions (including the Merger).

(b)           The Company Board has duly adopted and not subsequently rescinded or modified in any way resolutions, (i) declaring that this Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement, the Plan of Merger and the Transactions, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1, thereof); (iii) recommending that the Company’s shareholders approve the Merger and adopt the Plan of Merger (such recommendations, the “Company Board Recommendation”); and (iv) directing that the approval of the Merger and the adoption of the Plan of Merger be submitted to the shareholders of the Company.

(c)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of the Plan of Merger by the Company’s shareholders in the case of the Merger, to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and the Special Committee and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions other than for the approval of the Merger and adoption of the Plan of Merger by the holders of a majority of the issued and outstanding Shares (the “Required Company Shareholder Vote”) and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(d)          Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Governing Documents; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective properties, rights or assets may be bound; or (iii) subject to receipt of the Required Company Shareholder Vote and obtaining or making the consents, approvals, authorizations or permits referred to in Section 3.3(e), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or any Law, in each case applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not have a Company Material Adverse Effect.

(e)           No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the Company Shareholders Meeting) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; and (B) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (v) such consent, approval, authorization or permit as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the other consents, approvals, authorizations or permits of Governmental Entities set forth in Section 3.3(e) of the Company Disclosure Schedule; and (vii) such other consent, approval, authorization, filing, registration, notice or permit which if not obtained or made would not have a Company Material Adverse Effect.

(f)           Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger and the other Transactions (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) other similar anti-takeover statute or regulation in Minnesota; or (iv) any anti-takeover provision in the Company Governing Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Company Governing Documents applies to this Agreement, the Merger or any other Transactions.

Section 3.4            Reports and Financial Statements.

(a)           Since January 1, 2014, the Company has timely filed or furnished all forms, certifications, schedules, exhibits, documents and reports with the SEC (such forms, certifications, schedules, exhibits, documents and reports, the “Company SEC Documents”) required to be filed or furnished by it with the SEC.  As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act  and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.  The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2014 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b)           The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c)           The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.  The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company.  Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(d)           Each of the chief executive officer of the Company and the chief financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.

Section 3.5            No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2016 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2016, (c) as expressly permitted to be incurred by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have a Company Material Adverse Effect.  For purposes of this Section 3.5, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract.

Section 3.6            Compliance with Laws; Permits.

(a)           The Company and each Company Subsidiary is in compliance with, and is not in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective businesses, properties or assets, except where such noncompliance, default or violation would not have a Company Material Adverse Effect.

(b)           The Company and the Company Subsidiaries are in possession of all licenses, permits, consents and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have a Company Material Adverse Effect.  Except as would not have a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and (ii) the Company and each Company Subsidiary is in compliance with all Company Permits.

(c)           Notwithstanding anything contained in this Section 3.6, no representation or warranty shall be deemed to be made in this Section 3.6 in respect of environmental, Tax, labor or employee benefits Laws matters.

Section 3.7            Environmental Laws and Regulations.  Except for such matters as would not have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are now and have been since January 1, 2014 in compliance with all applicable Environmental Laws, (b) no real property currently, or to the Knowledge of the Company, formerly, owned or operated by the Company or any of the Company Subsidiaries is contaminated with any Hazardous Substance in a manner that is required to be remediated or removed or that would otherwise reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law, (c) since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any written notice of any Legal Proceeding or any written demand or claim, alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions, and to the Knowledge of the Company no such Legal Proceeding, notice, demand or claim is threatened, (d) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law, and (e) the Company has and has complied with all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted.  This Section 3.7 and Sections 3.3, 3.4, 3.5, 3.9 and 3.15 contain the sole and exclusive representations and warranties of the Company with respect to any Environmental Laws.

Section 3.8            Employee Benefit Plans.

(a)           Section 3.8(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material Company Benefit Plan.  For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) and “U.S. Company Benefit Plan” means  Company Benefit Plans other than those maintained outside of the United States. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the two (2) most recent Form 5500 Annual Report, to the extent applicable, (iii) the two (2) most recent audited financial statements, and (iv) all material filings and correspondence with any Governmental Entity.

(b)           (i) Except as would not have a Company Material Adverse Effect, each of the U.S. Company Benefit Plans has been established, operated and administered in compliance and in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, or comparable U.S. state Law, (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that can to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder, (v) no U.S. Company Benefit Plan is, and neither the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or has had any liability or obligation in respect of,  a “multiemployer pension plan” (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) except as would not have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each U.S. Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (vii) except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (viii) except as would not have a Company Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a liability.  Except as would not have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Company Benefit Plan is a prototype plan, the opinion or notification letter for each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(c)           Except as would not have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan that is funded, the liability of each insurer for any such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, or could reasonably be expected to, (i) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, independent contractor or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.  Except as set forth in the calculations provided pursuant to Section 6.8(e), no amount paid or payable as a result of the execution and delivery of this Agreement and the consummation of the Transactions (either alone or in conjunction with any other event) will result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(e)           Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against it before any Governmental Entity.

Section 3.9            Absence of Certain Changes or Events.

(a)           From December 31, 2015 through the date of this Agreement, there has not occurred any Company Material Adverse Effect.

(b)           From September 30, 2016 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1 had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 3.10          Investigation; Litigation.  (a) As of the date of this Agreement, there is no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would have a Company Material Adverse Effect.

Section 3.11          Tax Matters.  Except as would not have a Company Material Adverse Effect:

(a)           all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)           the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c)           there is no pending or threatened in writing audit, examination, investigation, assessment or other proceeding with respect to any Taxes of the Company or any Company Subsidiary;

(d)           neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e)           neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non‑U.S. Law) in the two (2) years prior to the date of this Agreement;

(f)            none of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated Tax Return or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g)           there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens;

(h)           neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(i)            since January 1, 2010, and, to the Knowledge of the Company, during all times prior to such period, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns asserting that the Company or Company Subsidiary is or may be subject to taxation by that jurisdiction; and

(j)            no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any Company Subsidiary.

Section 3.12          Labor Matters.

(a)           As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or similar labor organization.  Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have a Company Material Adverse Effect.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b)           The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary. Since January 1, 2014, the neither the Company nor any Company Subsidiary has implemented any employee layoffs that gave rise to notice obligations under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

(c)           The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information, except as would not have a Company Material Adverse Effect.

Section 3.13          Intellectual Property.  Section 3.13 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all current or previously registered Intellectual Property and all pending applications therefor owned or exclusively licensed by Company or a Company Subsidiary.  Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary is the sole owner of the items listed above, free and clear of all Liens and either the Company or a Company Subsidiary owns, is licensed, can acquire on reasonable terms or otherwise possesses the right to use, all Intellectual Property used in their respective businesses as currently conducted.  Except as would not have a Company Material Adverse Effect or as set forth on Section 3.13 of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, no claims threatened in writing against the Company or any Company Subsidiary by any Person alleging that the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted would infringe upon any Intellectual Property right of any Person in the jurisdictions in which the Company and the Company Subsidiaries have operations, (ii) the Company and the Company Subsidiaries are not committing any such infringement; and (iii) the Company and the Company Subsidiaries take reasonable efforts to protect their trade secrets and the integrity, security and continuous operation of their material software and systems, and there have been no material violations, breaches or outages of same.  As of the date hereof, neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would have a Company Material Adverse Effect.  This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to the infringement of any third-party Intellectual Property.

Section 3.14          Real Property.

(a)           With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not have a Company Material Adverse Effect, either the Company or a Company Subsidiary has valid title to such the Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) that is for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (iii) that is disclosed in accordance with GAAP on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents or securing liabilities reflected on such balance sheet, (iv) that secures indebtedness for borrowed money or any financial guaranty thereof, in each case incurred in compliance with the terms of this Agreement, or (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records that do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property affected thereby (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”).

(b)           Except as would not have a Company Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which the material operations of the Company and any Company Subsidiary are conducted as of the date hereof (the “Company Leased Real Property”) is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of the Company or, if applicable, any Company Subsidiary (and, to the Knowledge of the Company, any other party to such leases, subleases or other such agreements), exists with respect to any Company Leased Real Property.  Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.15          Material Contracts.

(a)           Except for this Agreement and for any Contracts filed as an exhibit to any Company SEC Document, Section 3.15 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.15(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.15(a) being referred to herein as the “Company Material Contracts”):

(i)          (A) any Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business, area or geographic region, or with any Person, including any Contract that requires the Company and any Company Subsidiary to work exclusively with any Person in any area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) any Contract that provides for “most favored nation” rights with respect to pricing (or other terms) to another Person or (C) any Contract that provides for exclusive or preferred purchasing arrangements or similar provisions obligating the Company or Company Subsidiary to obtain its requirements for, or a minimum quantity of, certain products exclusively from any Person;

(ii)         (A) any partnership, joint venture, limited liability company agreement or similar Contract or (B) any strategic alliance, collaboration, co‑promotion or research and development project Contract which, in each case, is material to the Company and the Company Subsidiaries, taken as a whole;

(iii)        any Contract not otherwise described in any other subsection of this Section 3.15(a) that (A) is reasonably expected to involve future expenditures by, or future payments to, the Company or any Company Subsidiary of more than $100,000 in the twelve (12) month period following the date hereof (or involved expenditures by, or payments to, the Company or any Company Subsidiary of more than $100,000 in the twelve (12) month period preceding the date hereof) and (B) cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty;

(iv)       any acquisition or divestiture Contract or material licensing agreement that has not closed as of the date of this Agreement or that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $100,000;

(v)        any Contract (A) relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount, individually or in the aggregate with any other such Contracts, in excess of $100,000 (other than Contracts solely among the Company and any Company Subsidiary), (B) that grants a Lien (other than a Company Permitted Lien) or restricts the granting of Liens on any material property or asset of the Company or the Company Subsidiaries, (C) that provides for or relates to any interest, currency or hedging, derivatives or similar contracts or arrangements or (D) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or the Company Subsidiaries;

(vi)       any Contract, other than a Contract relating to employment, between the Company or any Company Subsidiary, on the one hand, and any Person beneficially owning five percent (5%) or more of the Shares or any officer, director, employee or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(vii)      any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms to the extent the licenses contained therein are incidental to such Contracts, immaterial, nonexclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii)     any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix)        any shareholders, investors rights, registration rights, voting or similar agreement or arrangement;

(x)         any collective bargaining agreement or other Contract with any labor union;

(xi)        any Contract involving or providing for the settlement (or proposed settlement) of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $50,000 or (C) that materially restricts or imposes material obligations on the Company and the Company Subsidiaries, taken as a whole;

(xii)       any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or the Company Subsidiaries or that contains a put, call or similar right pursuant to which the Company or the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets of any Person;

(xiii)      any Contract obligates the Company or the Company Subsidiaries to make any capital investment or capital expenditure in excess of  $100,000, which capital investment or expenditure is outside the ordinary course of business or is not contemplated by the Capital Expenditure Budget;

(xiv)      any Contract under which (A) the Company or the Company Subsidiaries leases from any other Person any equipment or other tangible personal property providing for annual payments by the Company or the Company Subsidiaries in excess of  $100,000 or (B) the Company or the Company Subsidiaries leases or sublease any real property to any other Person; and

(xv)       any Contract pursuant to which the Company or any Company Subsidiary has made a loan to any other Person, or that requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in the form of a loan, capital contribution or similar transaction) any other Person, in each case in excess of $100,000.

(b)           Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default would have a Company Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect.  Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary have received written notice from any other party to a Company Material Contract that such other party intends to terminate or fail to renew any such Company Material Contract.

Section 3.16          Insurance.  All insurance policies and insurance Contracts of the Company and the Company Subsidiaries set forth on Section 3.16 of the Company Disclosure Schedule are, in all material respects, in full force and effect and are valid and Enforceable, all premiums due thereunder have been paid.  Neither the Company nor any of the Company Subsidiaries has received notice of cancellation, denial of coverage or termination with respect to any insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation, denial or termination would have a Company Material Adverse Effect.

Section 3.17          Regulatory Compliance.

(a)           (i) Each of the Company and each Company Subsidiary holds, and is operating in compliance in all material respects with, all material Company Permits of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)’s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360(e) (“PMA’s”), and all such FDA Permits are in full force and effect; (ii) all of the 510(k)’s and PMA’s for product of the Company and the Company Subsidiaries are exclusively owned by the Company or one of the Company Subsidiaries, and to the Knowledge of the Company, the FDA has not threatened in writing to suspend or revoke any such 510(k)’s or PMA’s, or change the marketing classification or labeling of any such products and (iii) to the Knowledge of the Company, the manufacture, distribution, and marketing of the Company’s products (including components thereof) is in compliance with all FDA Permits.

(b)           Since January 1, 2014, each of the Company and each Company Subsidiary has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state gift and disclosure laws; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009.  To the Knowledge of the Company, since January 1, 2014, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation in any material respect of any applicable Law.

(c)           Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in material violation of any applicable Law, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA or comparable Governmental Entity.  Since January 1, 2014, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Knowledge of the Company’s, threatened relating to the Company or any Company Subsidiary.

(d)           The clinical, pre-clinical and other studies and tests conducted by, or, to the Knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary were since January 1, 2014 and, if still pending, are being conducted in all material respect in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812.  Since January 1, 2014, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(e)           Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice from the FDA of any pending or threatened investigation in respect of the Company, any Company Subsidiary or any of the Company directors, officers, and employees, or any products of the Company or any Company Subsidiary, pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  None of the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a.  Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents.  Neither the Company nor any Company Subsidiary (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity.

Section 3.18          Products.  Since January 1, 2014, neither the Company nor any Company Subsidiary has received a claim for or based upon breach of product or service warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of September 30, 2016.

Section 3.19          Finders and Brokers.  Neither the Company nor any Company Subsidiary has employed or entered into any Contract with any investment banker, broker or finder, other than Guggenheim Securities, LLC, who would be entitled to any fee or commission in connection with or upon consummation of the Transactions.  A true and correct copy of the engagement letter between the Company and Guggenheim Securities, LLC executed in connection with the Transactions (which discloses all fees and commissions payable to  Guggenheim Securities, LLC in connection with or upon consummation of the Transactions) has been made available to Parent prior to the date hereof.

Section 3.20          Fairness Opinion.  The Company Board has received the opinion of Guggenheim Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the consideration to be received by holders of Shares (other than (a) any wholly owned Subsidiary of the Company or (b) Parent, Merger Sub and their respective affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent promptly following receipt thereof.

Section 3.21          Information Supplied.  The Proxy Statement will not, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 3.22          No Other Representations.  Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly represent and warrant to the Company as set forth below.

Section 4.1            Qualification, Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power and authority, would not have a Parent Material Adverse Effect.  All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are owned directly or indirectly by Parent.

Section 4.2            Corporate Authority Relative to this Agreement; No Violation.

(a)           Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by Parent’s board of directors and, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Transactions.  Parent, as sole shareholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent approving the Merger and adopting the Plan of Merger, such written consent by its terms to become effective immediately following the execution of this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the Consents referred to in Section 4.2(c) below, violate any order or judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that would not have a Parent Material Adverse Effect.

(c)           No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of any reports, forms or documents that may be required of Parent by the Exchange Act in connection with this Agreement and the Transactions and such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (v) such consents, approvals, authorizations, filings, registration, notices or permits as may be required under the HSR Act; and (vi) such other consents, approvals, authorizations, filings, registrations, notices or permits which if not obtained or made would not have a Parent Material Adverse Effect.

(d)           Parent has no knowledge of any fact relating to its or any of its affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any consent, approval, authorization or permit necessary for the consummation of the Transactions.

Section 4.3            Compliance with Law; Permits.  Parent and Merger Sub are in compliance with and is not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets, except where such noncompliance, default or violation would not have a Parent Material Adverse Effect.

Section 4.4            Information Supplied.  None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.5            Sufficiency of Funds; Solvency.

(a)           Parent has delivered to the Company true, complete and correct copies of an executed debt financing commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter”) (it being understood that the Fee Letter may be customarily redacted; provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted) from the Lenders pursuant to which such Lenders have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of Parent (the “Debt Financing”). There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company pursuant to this Section 4.5(a).

(b)           As of the date of this Agreement: (i) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto; (ii) the Debt Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect and no such withdrawal, termination, reduction or rescission is contemplated by Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any of the other parties thereto. As of the date of this Agreement, Parent has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement, and Parent is unaware of any fact or occurrence existing on the date of this Agreement that could reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate or that could reasonably be expected to cause the Debt Commitment Letter to be ineffective. As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing except as expressly set forth in the Debt Commitment Letter.

(c)           As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a failure to satisfy a condition precedent by Parent or Merger Sub or any of their respective affiliates or, to the knowledge of Parent or Merger Sub, any other party thereto under the Debt Commitment Letter.  As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Debt Commitment Letter prior to the expiration thereof, or that the full amount of the Debt Financing will not be available in full to Parent and Merger Sub at the Acceptance Time and the Effective Time, nor does Parent or Merger Sub have knowledge or reason to believe that any of the other parties to the Debt Commitment Letter will not perform their respective obligations thereunder.

(d)           Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter together with any cash on the balance sheet of Parent, will, in the aggregate, constitute the funds necessary to consummate the Merger and the other Transactions, including payment in cash of the aggregate Merger Consideration and amounts payable to holders of the Company Options in accordance with the terms of this Agreement, and to pay all related fees and expenses required to be paid by Parent and Merger Sub, and to perform their other respective obligations, under this Agreement.

(e)           Without limiting Section 6.7, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective affiliates or any other financing transaction, regardless of the accuracy of the representations or the accuracy or realization of the assumptions set forth in this Section 4.5, be a condition to any of the obligations of Parent or Merger Sub hereunder.

(f)           None of the funds to be paid by Parent or Merger Sub pursuant to this Agreement will (i) be derived from, or related to, any activity that is deemed criminal or subject to sanctions under applicable Law or (ii) cause the Company or any of its shareholders to be in violation of any applicable Law, including in each case the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, or any sanctions administered by any Governmental Entity.

(g)           Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, the accuracy of the representations and warranties of the Company set forth in Article III, immediately following the Closing, Parent and Surviving Corporation will be, individually and on a consolidated basis, Solvent after giving effect to the transactions contemplated by this Agreement or by Parent or any of its affiliates.

Section 4.6            Investigations; Litigation.  (a) As of the date of this Agreement, there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would have a Parent Material Adverse Effect, challenge the validity or propriety of the Merger or otherwise seek to prevent or materially delay the consummation of the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 4.7            Finders and Brokers.  Neither Parent nor Merger Sub has employed or entered into any Contract with any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company or any Company Subsidiary would be responsible.

Section 4.8            Stock Ownership.  None of Parent, Merger Sub or Parent’s affiliates (other than, with respect to clause (a), the Teleflex Incorporated Retirement Income Plan) or associates (a) directly or indirectly owns, beneficially or otherwise, any Shares; (b) is, or has at any time during the four (4) years preceding the date hereof been, an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA; or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 4.9            No Merger Sub Activity.  Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any obligations or liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions).  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 4.10          No Other Representations.  Except for the representations and warranties contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that neither of them has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent and Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in connection with the entry into this Agreement or the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1            Conduct of Business by the Company Pending the Closing.  The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1 (the “Pre-Closing Period”), except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations, to keep available the services of its and their current officers and employees and to preserve its and their present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of this Section 5.1 shall be deemed a breach of this clause (i) and (ii) agrees that during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to:

(a)           amend or otherwise change the Company Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)           issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for Shares issuable pursuant to Company Options under the Company Stock Plans, which Company Options are outstanding on the date hereof, or Shares issuable pursuant to rights outstanding under the ESPP in accordance with Section 2.7(d));

(c)           redeem, repurchase or otherwise acquire, directly or indirectly, any Shares (other than pursuant a repurchase right in favor of Company with respect to unvested Restricted Shares at no more than cost);

(d)           incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create a Lien on any assets (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) such incurrences of Indebtedness, guarantees of Indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $100,000 in the aggregate);

(e)           accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of Company Options or vesting of Restricted Shares, or authorize cash payments in exchange for any Company Options or Restricted Shares, except as may be required under any Company Options, Restricted Shares, Contract or this Agreement or as may be required by applicable Law;

(f)            (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Company Subsidiaries, or propose to do any of the foregoing;

(g)          sell, assign, transfer, license, sublicense, allow to lapse or expire or otherwise dispose of any of the Company’s or a Company Subsidiary’s Intellectual Property (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person, corporation, partnership or other business organization or business or division thereof or any other material property or assets, (ii) enter into, terminate or amend any Company Material Contract or grant any release or relinquishment of any material rights under any Company Material Contract, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in November and December of 2016 or as contemplated by the capital expenditure budgets for the fiscal year ending December 31, 2017 set forth on Section 5.1(h) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)            forgive any loans to any Person, including its employees, officers, directors or affiliates;

(j)            other than as required by Law or by Company Benefit Plans existing on the date hereof (i) except in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who have an annual base salary below $150,000 (“Non-Management Employees”), increase the compensation or other benefits payable or to become payable or provided to its directors, officers, employees or consultants (it being acknowledged that, pursuant to the Company’s customary annual year-end compensation review process, employees’ annual compensation generally is increased on January 1 of each year and that, as of the date hereof, the Company’s customary annual year-end compensation review process is in process), (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for severance agreements or employment agreements terminable on no more than sixty (60) days’ notice without penalty or expense, in each case, that are entered into with employees who are Non-Management Employees in the ordinary course of business consistent with past practice), (iii) hire or terminate the employment of any employees other than Non-Management Employees, (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses in the ordinary course of business, (v) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practice, (vi) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in an increase in benefits or in cost to the Company and its Subsidiaries or (vii) grant any equity or equity-based compensation;

(k)           take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures (with Parent to be provided prompt written notice of such change);

(l)            make or change any material Tax election inconsistent with past practices, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or settle or compromise any material Tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(m)          enter into any material partnership arrangements, joint development agreements or strategic alliances;

(n)           initiate any material litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, other than any settlement that is solely for monetary damages of less than $50,000 and does not involve a Governmental Entity (provided that any litigation, action, suit, proceeding, claim or arbitration arising in connection with this Agreement shall only be settled in accordance with Section 6.9);

(o)           fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, the Company Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies; or

(p)           take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1(a) through (n) above.

Section 5.2            No Solicitation.

(a)           During the Pre-Closing Period, except as otherwise specifically provided for in this Section 5.2, the Company agrees that it shall not (and that the Company shall cause each Company Subsidiary and the directors and officers of the Company and the Company Subsidiaries not to), and that it shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission or an announcement of any Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with any Company Competing Proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal, (iv) approve or recommend, propose publicly to approve or recommend, or fail to timely recommend against, any Company Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or (vi) enter into any letter of intent or other document or agreement relating to, or any agreement or commitment providing for, any Company Competing Proposal (an “Alternative Acquisition Agreement” and any act described in clauses (iv) and (v) above, a “Company Change of Recommendation”).  The Company shall immediately cease, and shall use commercially reasonable efforts to cause its Representatives to immediately cease, any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Company Competing Proposal.  The Company shall promptly following the execution of this Agreement inform its Representatives of the Company’s obligations under this Section 5.2.  For purposes of this Section 5.2, the term “Person” includes any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent.  The Company and the Company Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any bona fide, written Company Competing Proposal (or amended proposal) that did not result from a material breach of Section 5.2(a) solely to determine whether such Company Competing Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made a Company Competing Proposal of the provisions of this Section 5.2, in each case, so long as the Company, the Company Subsidiaries and the Company’s Representatives otherwise comply with this Section 5.2 in connection therewith.  The Company shall not terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Competing Proposal, except to the extent to allow the applicable party to make a confidential Company Competing Proposal to the Company Board.

(b)           Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the time the Required Company Shareholder Vote is obtained, a bona fide, written Company Competing Proposal from any Person that did not result from a material breach of Section 5.2(a), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event, with respect to such Company Competing Proposal or Person, prior to the time the Required Company Shareholder Vote is obtained, the Company may take the following actions:  (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and any such nonpublic information has previously been provided to Parent or its Representatives or is provided to Parent prior to or substantially concurrently with the time such information or data is provided to such Person and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c)           The Company shall notify Parent orally and in writing promptly (but in any event within two (2) days) (i) after receipt of any Company Competing Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Competing Proposal), which notice shall include the identity of the Person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Competing Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Competing Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clause (i) above) and (iii) after receipt of any request for non-public information relating to it or any Company Subsidiary or for access to its or any of the Company Subsidiaries’ properties, books or records by any Person in connection with a Company Competing Proposal or a proposal or offer that could reasonably be expected to lead to a Company Competing Proposal.  Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d)           Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to the time the Required Company Shareholder Vote is obtained, the Company Board may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) a Company Superior Proposal, in each case, if and only if, with respect to each of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law and the Company first complies with Section 5.2(e).

(e)           Prior to the Company taking any action permitted (i) under Section 5.2(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) Business Day period, (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation and (z) at the end of the four (4) Business Day period described above, and taking into account any changes to this Agreement proposed by Parent to the Company, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law even if such changes proposed by Parent were given effect or (ii) under Section 5.2(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice (it being understood and agreed that any change or amendment to the financial or other material terms and conditions of any Company Competing Proposal shall require the Company to again comply with this Section 5.2(e) and provide a new notice and an additional two (2) Business Day period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed agreements for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof), and during such five (5) Business Day period (or any subsequent two (2) Business Day period), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal and (z) at the end of such five (5) Business Day period, and taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Competing Proposal would continue to constitute a Company Superior Proposal even if such changes proposed by Parent were given effect.

(f)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Minnesota Law; provided, however, that this Section 5.2(f) shall not permit the Company Board to make a Company Change of Recommendation except in compliance with Section 5.2(d) and Section 5.2(e).

(g)           References in this Section 5.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1            Proxy Statement; Company Shareholders Meeting.

(a)           The Company, in consultation with Parent, shall as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 6.1(b), duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company for the purpose of seeking the Required Company Shareholder Vote (the “Company Shareholders Meeting”) (with the record date and meeting date to be determined by Parent in consultation with the Company).  Subject to Section 5.2, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Plan of Merger. At the Company Shareholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the adoption of this Agreement.  The Company shall comply with the MBCA, the Company Governing Documents, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.1(b) below.  Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of the Plan of Merger, and secure any other approval of shareholders of the Company that is required by applicable Law in connection with the Merger; provided, that (i) the Company shall not change the date of, postpone or adjourn the Company Shareholders Meeting without Parent’s prior written consent; and (ii) Parent may cause the Company to postpone or adjourn the Company Shareholders Meeting by prior written notice to the Company. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its shareholders any Company Competing Proposal and the obligation of the Company to duly call, give notice of, convene and hold the Company Shareholder Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s shareholders shall not be affected by a Company Change of Recommendation.

(b)           As promptly as reasonably practicable after the date of this Agreement, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions.  Subject to Section 5.2, the Proxy Statement shall reflect the Company Board Recommendation.  Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act.  The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.  The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law.  The Company shall promptly provide Parent with copies of any written comments, and shall inform them of any oral comments, that the Company may receive from the SEC or its staff, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement.  Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.  The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

Section 6.2            Access; Confidentiality; Notice of Certain Events.

(a)           During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and Company shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, the Company shall, and Company shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and its Representatives all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request.  Notwithstanding the foregoing, the Company shall not be required by this Section 6.2 to provide Parent, Merger Sub or their Representatives with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the withholding Party shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the withholding Party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent shall use commercially reasonable efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

(b)           Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Merger or other Transactions, (iii) any notice or other communication received by the Company from any Person requesting the convening of a meeting of the shareholders of the Company and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.2(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.  The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 6.3            Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to use its best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained by such Party from any third party or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) using its reasonable best efforts to take all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)           Without limiting the generality of Section 6.3(a), as promptly as practicable after the date of this Agreement (but in no event later than the tenth (10th) Business Day after the date hereof), each of Parent and the Company shall file and not withdraw (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act, and (ii) the filings set forth on Section 6.3(b) of the Company Disclosure Schedules that are required to be made by it with any Governmental Entity under any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, and shall promptly make any further filings pursuant thereto that may be necessary.

(c)           If Parent or the Company (or any of their respective affiliates) receives a request for additional information from any Governmental Entity that is related to the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, and after consultation with the other Party, an appropriate response to such request.  No Party shall participate in any meeting or engage in any material substantive conversation with any Governmental Entity relating to the Transactions without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate.  Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Entity in connection with the Transactions.  In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the Transactions under any Antitrust Law as promptly as practicable.

(d)          Parent shall take, and shall cause its affiliates to take (and, with the prior written consent of Parent, the Company and its Subsidiaries and affiliates shall be permitted to take, without affecting any representation, warranty, covenant or condition in this Agreement), all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any judgment or order that would otherwise have the effect of preventing, impairing or delaying the Closing; provided that nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to agree to or take any action with respect to the matters set forth in this Section 6.3 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) the financial condition or result of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the anticipated economic benefit or value that Parent reasonably expects to be realized from the transactions contemplated by this Agreement.  For the avoidance of doubt, Parent and its affiliates shall not be required (and Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to), take any action with respect to any order or any applicable Law which is not conditioned upon the consummation of the Merger.

Section 6.4            Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that without limiting any of its obligations under Section 5.2, the Company shall not be required by this Section 6.4 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, however, that each Party and their respective affiliates or Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.4 (so long as such disclosure is still accurate).

Section 6.5            Directors’ and Officers’ Insurance and Indemnification.  For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement, the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement, if any, in existence on the date of this Agreement.  The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement shall survive the Merger and shall continue in full force and effect.  For six (6) years after the Effective Time, the Surviving Corporation shall provide to the Indemnified Parties the same rights as provided to the Indemnified Parties on the date of this Agreement under the  provisions in the Company Governing Documents and the organizational documents of any Company Subsidiary, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and the Surviving Corporation’s organizational documents shall not contain any provisions contradictory or otherwise adverse to such rights or be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement, the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party.  Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that, at Parent’s option, in lieu of the foregoing insurance coverage, the Company or Surviving Corporation may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.  Notwithstanding anything in this Section 6.5 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.5, the provisions of this Section 6.5 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.  The rights and obligations under this Section 6.5 shall survive consummation of the Merger and, following the Effective Time, shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The provisions of this Section 6.5 are intended to be, following the Effective Time, for the benefit of, and shall be Enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 6.6            Takeover Statutes.  The Parties shall, to the extent permitted by applicable Law, use reasonable best efforts to (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.7            Obligations of Merger Sub.  Subject to the terms and conditions of this Agreement, Parent shall take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8            Employee Benefits Matters.

(a)           Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all material Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement  (excluding, for the avoidance of doubt, the Company Stock Plans and ESPP).  Effective as of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), from the Effective Time through December 31, 2017 (i)(x) base salary (or wages) and (y) annual cash bonus opportunities that, in each case, are no less favorable than those provided by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially comparable to those provided by the Company immediately prior to the Effective Time.  Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent recognized by the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b)           Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year.  The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c)           The Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date.  The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such actions. Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants.  Parent or the Surviving Corporation shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including loans, in the form of cash, in an amount equal to the full account balance (including loans) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan.

(d)           Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Merger Sub, (ii) create any third party rights in any Person or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of  them.

(e)           No later than thirty (30) Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to, or benefits received by, such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based.  Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the anticipated Closing Date.

(f)            The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to any of the Transactions, and, to the extent practicable, shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 6.9            Security Holder Litigation.  Each Party shall provide the other Party prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any shareholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions.  Unless, in the case of such litigation with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.3, the provisions of this Section 6.9 shall control.

Section 6.10          Delisting.  Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.11          Section 16 Matters.  Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company and any affiliate of a director of the Company that may rely on Rule 16b-3.

Section 6.12          Financing Assistance by the Company.

(a)           Prior to the Closing and provided that it shall not unreasonably interfere with the business or ongoing operations of the Company or any of the Company Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i)          furnishing Parent as promptly as reasonably practicable with financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing (including the Required Information);

(ii)         participating in (including using its reasonable best efforts to cause the members of senior management and the Representatives of the Company to participate in) a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with the Lenders and prospective lenders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, prospectuses, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing, including using reasonable best efforts to cause (x) the execution and delivery of reasonable and customary representation letters in connection with such materials and (y) the Company’s independent registered public accounting firm to cooperate with Parent and any Lenders, including to obtain consents of, and facilitate the delivery of, customary accountants’ comfort letters (including “negative assurance” comfort) from such accounting firm;

(iii)        cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing;

(iv)        using reasonable best efforts to obtain (i) legal opinions, (ii) surveys and (iii) title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Debt Financing;

(v)         (A) assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and (B) reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and necessary to permit consummation of the Debt Financing; and

(vi)        at least four (4) Business Days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by the Lenders as the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least ten (10) Business Days prior to Closing;

provided in each case that none of the Company or any Company Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case the effectiveness of which is not contingent upon the Closing.

(b)          The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(c)           Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the reasonable best efforts of any of the Company or any Company Subsidiary be deemed or construed to require the Company or any Company Subsidiary to pay any commitment or similar fee in connection with the Debt Financing.  Parent shall reimburse, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries).

Section 6.13          Parent Financing Efforts.

(a)           Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts with respect to (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Parent in its sole discretion and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein, and (iii) taking into account the expected timing of the Marketing Period, satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries to obtaining the Debt Financing that are within Parent’s control.

(b)           Parent shall not, without the prior written consent of the Company, (i) terminate the Debt Commitment Letter (unless the Debt Commitment Letter is replaced in a manner consistent with the following clause (ii)) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver, or replacement (x) would (1) add any new material conditions to the Debt Financing (or modify any existing condition in a manner adverse to Parent) that would be reasonably expected to adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated by this Agreement, or (2) taking into account the expected timing of the Marketing Period, could be reasonably expected to make the timely funding of any of the Debt Financing or satisfaction of the conditions to obtaining any of the Debt Financing materially less likely to occur, (y) reduces the aggregate amount of the Debt Financing to an amount such that the transactions contemplated hereby could not be consummated or (z) taking into account the expected timing of the Marketing Period, could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the Debt Financing.

(c)           In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and, to the knowledge of Parent, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the Transactions to be consummated) from the same or other sources.

(d)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.13 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to (i) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and related fee letters as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise or (ii) amend or waive any of the terms or conditions hereof or under the Debt Commitment Letter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1            Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           Shareholder Approval.  The Plan of Merger shall have been duly adopted at the Company Shareholder Meeting by the Required Company Shareholder Vote.

(b)          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(c)           HSR.  Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.2            Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Parent:

(a)           (w) The representations and warranties of the Company set forth in Section 3.1, Section 3.2(c), Section 3.3, Section 3.19 and Section 3.20 shall be true and correct, in all material respects, as of the date of the Agreement, and shall be true and correct, in all material respects, at and as of the Closing Date as if made on and as of such Closing Date, (x) the representations and warranties of the Company set forth in Sections 3.2(a), (b) and (d) shall have been true and correct in all but de minimis respects as of the date of the Agreement, and shall be true and correct in all but de minimis respects at and as of the Closing Date as if made on and as of such Closing Date, (y) the representations and warranties of the Company set forth in Section 3.9(a) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date and (z) all other  representations and warranties of the Company set forth in Article III shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not result, individually or in the aggregate, in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (w), (x), (y) or (z) above, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b)           the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement at or prior to the Closing;

(c)           Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been satisfied; and

(d)          since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 7.3            Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)           the representations and warranties of Parent and Merger Sub set forth in Article IV shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not result, individually or in the aggregate, in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b)          Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent or Merger Sub is required to comply with or to perform under the Agreement at or prior to the Closing; and

(c)           The Company shall have received a certificate signed on behalf of the Company by an officer of Parent to the effect that the conditions in clauses (a) and (b) above have been satisfied.

Section 7.4            Frustration of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or, with respect to Parent or Merger Sub, in Section 7.2, or, with respect to the Company, in Section 7.3, to be satisfied if such failure was caused by such Party’s failure to act in good faith or use such efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated, and the Merger may be abandoned (notwithstanding adoption of this Agreement by Parent as sole shareholder of Merger Sub):

(a)           at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)           at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party whose breach of Section 6.3, Section 6.12 or Section 6.13, as the case may be was the primary cause of, or resulted in, the issuance of order, decree or ruling or taking of such action;

(c)           at any time prior to the Effective Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof has made a Company Change of Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer or (iv) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the date a Company Competing Proposal has been publicly announced;

(d)          at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if the Effective Time has not occurred on or prior to the close of business on the one hundred and eightieth (180th) day after the date hereof (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event;

(e)          at any time prior to the Effective Time, by the Company, by written notice to Parent, to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal, if the Company Board, or a duly authorized committee thereof, has authorized the Company to enter into a Superior Proposal Acquisition Agreement in compliance with Section 5.2; provided that such termination shall not be effective and the Company shall not enter into any such agreement, unless the Company has paid the Company Termination Fee concurrently with such termination in accordance with Section 8.2(b)(i);

(f)           at any time prior to the Effective Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Sections 7.2(a) or 7.2(b) to be satisfied; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company by the earlier of the End Date and thirty (30) days following the date on which Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

(g)          at any time prior to the Effective Time, by the Company, by written notice to Parent, if (i) a breach of any representation or warranty on the part of Parent has had a Parent Material Adverse Effect or (ii) a failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent has occurred; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Parent by the earlier of the End Date and thirty (30) days following the date on which the Company gives Parent notice of such breach and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

(h)          by either the Company or Parent, by written notice to the other, if the Required Company Shareholder Vote shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting, including any adjournment or postponement thereof.

Section 8.2            Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 8.1, the written notice thereof shall be given by the terminating Party to the other Party or Parties shall specify the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(b)           Termination Fee.

(i)          If Parent terminates this Agreement pursuant to Section 8.1(c) or the Company terminates this Agreement pursuant to Section 8.1(e), the Company shall pay or cause to be paid to Parent a fee of $35 million in cash (the “Termination Fee”), in the case of a termination of this Agreement by the Company pursuant to Section 8.1(e), prior to or concurrently with such termination by the Company and in the case of a termination by this Agreement by Parent pursuant to Section 8.1(c), within two (2) Business Days after such termination.

(ii)         If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h) or if Parent terminates this Agreement pursuant to Section 8.1(f), (B) a Company Competing Proposal shall have been publicly disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Competing Proposal, or a Company Competing Proposal shall have otherwise become publicly known) and in each case such Company Competing Proposal (or such public announcement of an intention to make a Company Competing Proposal) has not been irrevocably withdrawn prior to the date of termination, and (C) within twelve (12) months of such termination (1) the Company consummates any Company Competing Proposal or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Termination Fee within two (2) Business Days after the earlier of entering into any definitive agreement providing for a Company Competing Proposal or consummation of any Company Competing Proposal.

(iii)        In the event any amount is payable pursuant to this Section 8.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(iv)        For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one (1) occasion.

(c)           Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Amendment and Modification; Waiver.

(a)           Subject to applicable Law, and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof); provided, however, that after any adoption of the Plan of Merger by the holders of Shares, no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval; provided, further, that no amendment to Sections 9.1(a), 9.7(b), 9.9, 9.10 and 9.13, in each case to the extent such amendment would affect the rights of a Lender (or any Lender Related Party relating to such Lender) shall be effective as to such Lender without such Lender’s consent.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.2            Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.  The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.

Section 9.3            Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated.  Parent shall bear and timely pay (i) all filing fees associated with the HSR Act and (ii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the Transaction (other than any such Taxes required solely by reason of a request by a holder of Shares that payment of the Merger Consideration be made to a Person other than the registered holder of such Shares).

Section 9.4            Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 5:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 5:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	If to Parent or Merger Sub:

Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400, Wayne, PA 19087
Attention: James J. Leyden
E-mail: james.leyden@teleflex.com
Facsimile: (610) 225-8780

With a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Mario Ponce
E-mail: mponce@stblaw.com
Facsimile: (212) 455-2502

(b)	If to the Company:

Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota  55639
Attention: Howard Root
Email: hroot@vasc.com
Facsimile: (763) 656-4288

With a copy, which shall not constitute notice, to:

Dorsey & Whitney LLP
50 S. Sixth Street, Suite 1500
Minneapolis, MN  55402
Attention:	Timothy S. Hearn
Jonathan A. Van Horn
E-Mail:	hearn.tim@dorsey.com
van.horn.jonathan@dorsey.com
Facsimile:	(612) 340-2868

Section 9.5            Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to”.  As used in this Agreement, the terms “affiliates” and “associates” shall have the meanings set forth in Rule 12b-2 of the Exchange Act.  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule).  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.  The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise.  The term “or” has the inclusive meaning represented by the phrase “and/or.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.”  The term “dollars” and character “$” shall mean United States dollars.  Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to include such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room used in connection with this Agreement.  The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.

Section 9.6            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7            Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as provided in Section 6.5, this Agreement (including the Company Disclosure Schedule) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.  Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties shall have the right, following the Effective Time, to enforce the provisions of Section 6.5 and the Lender Related Parties shall be third-party beneficiaries and have the right to enforce the provisions of Sections 9.1(a), 9.7(b), 9.9, 9.10, 9.13 (in each case, to the extent that any such Sections relate to the Lender Related Parties).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger are not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.9            Governing Law; Jurisdiction.

(a)           This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.  In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in Hennepin County, Minnesota, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.4. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Legal Proceeding, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such legal proceeding; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (v) that any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY  (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTER AND THE FINANCING CONTEMPLATED THEREIN AND THE LENDER RELATED PARTIES).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11          Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one (1) or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one (1) or more direct or indirect wholly owned Subsidiaries of Parent; provided, however, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be Enforceable by the Parties and their respective successors and assigns.

Section 9.12          Enforcement; Remedies.

(a)           Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)           Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) such Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c)           The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

Section 9.13          Non-Recourse.  Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein.  No former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Lender Related Party) shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto. For the avoidance of doubt, this Section 9.13 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Debt Commitment Letter

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEFLEX INCORPORATED

By	/s/ Benson F. Smith
Name: Benson F. Smith
Title: Chairman and Chief Executive Officer

VIOLET MERGER SUB INC.

By	/s/ James J. Leyden
Name: James J. Leyden
Title: Secretary

VASCULAR SOLUTIONS, INC.

By	/s/ Howard Root
Name: Howard Root
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement, the term:

“510(k)’s” has the meaning set forth in Section 3.17(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions that restrict a Person from making a confidential offer or proposal to the Company (including the Company Board) in respect of an Company Competing Proposal.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Book-Entry Shares” has the meaning set forth in Section 2.4(b).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day”.

“Capital Expenditure Budget” has the meaning set forth in Section 5.1(h).

“Certificates” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 6.8(c).

“Company Articles” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Benefit Plan” has the meaning set forth in Section 3.8(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b).

Annex I-1

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Change of Recommendation” has the meaning set forth in Section 5.2(a).

“Company Competing Proposal” means any inquiry, proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such Person or group to acquire direct or indirect beneficial ownership of at least fifteen percent (15%) of the assets (as determined on a book value basis) of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the shareholders of the Company immediately preceding such transaction holding less than eighty-five percent (85%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Transactions.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Governing Documents” means the Company Bylaws and the Company Articles.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board or a committee thereof that authorized the execution of this Agreement (as the case may be), or if known, the material consequences of which (based on facts known to members of the Company Board or such committee (as the case may be), as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

Annex I-2

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred:  (a) any changes generally affecting the United States or global economic conditions; (b) any changes generally affecting the medical device industry; (c) any changes generally affecting legal, Tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions; (d) any change or prospective changes in GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes); (f) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement; (g) changes in the trading price of Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (i) changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of terrorism, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; (j) the negotiation, pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation from holders of Shares; (k) any action or failure to take any action that is expressly requested by Parent in writing; provided, further, however, that any Event referred to in clauses (a) through (e) and clause (i) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the medical device industry or (ii) any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair the Company’s ability to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 3.15(a).

“Company Options” has the meaning set forth in Section 2.7(a).

“Company Owned Real Property” has the meaning set forth in Section 3.14(a).

“Company Permits” has the meaning set forth in Section 3.6(b).

“Company Permitted Liens” has the meaning set forth in Section 3.14(a).

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Shareholder Meeting” has the meaning set forth in Section 6.1(a).

“Company Stock Plans” has the meaning set forth in Section 2.7(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

Annex I-3

“Company Superior Proposal” means a bona fide written Company Competing Proposal (with references to 15% and 85% being deemed to be replaced with references to 50%), which the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the shareholders of the Company from a financial point of view than the Transactions contemplated by this Agreement, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such Company Competing Proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated hereby) and all other terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise)).

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 10, 2016, between Parent and the Company, as may be amended.

“Constituent Corporations” has the meaning set forth in Section 2.1.

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, legally binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“D&O Insurance” has the meaning set forth in Section 6.5.

“Debt Commitment Letter” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Dissenters’ Rights” has the meaning set forth in Section 2.6(a).

“Dissenting Share” has the meaning set forth in Section 2.6(a).

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(d).

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

Annex I-4

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 2.7(d).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Fee Letter” has the meaning set forth in Section 4.5(a).

“FDA” has the meaning set forth in Section 3.17(a).

“FDA Permits” has the meaning set forth in Section 3.17(a).

“GAAP” has the meaning set forth in Section 3.4(b).

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

Annex I-5

“HSR Act” has the meaning set forth in Section 3.3(e).

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (c) net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (g) synthetic lease obligations; and (h) any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 6.5.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations and all related user accounts and social networking pages.

“Knowledge of the Company” means the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

Annex I-6

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, shareholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” means the first period of 15 consecutive Business Days commencing upon the later to occur of (x) the Parent’s receipt of the Required Information and (y) January 5, 2017, throughout which and at the end of which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such period (other than those other conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied); provided however that (A) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period: (1) Baker Tilly Virchow Krause, LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Baker Tilly Virchow Krause, LLP or another independent accounting firm of nationally recognized standing; or (2) the Company shall have publicly announced any intention to restate any historical financial statements of the Company included in the Required Information, or the Company shall have publicly announced that such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has publicly announced that it has concluded no such restatement shall be required; or (3) the Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such Required Information not materially misleading, in which case the Marketing Period will not be deemed to commence until all such Required Information has been corrected or disclosed; and (B) if the Company shall have failed to file with the SEC any Company SEC Document on or prior to the date required therefor under the Exchange Act, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, such Company SEC Document has been so filed; and (C) the Marketing Period shall be deemed to have ended on any date that the initial funding of the Debt Financing occurs.

Annex I-7

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.4(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market LLC.

“Non-Management Employees” has the meaning set forth in Section 5.1(j).

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Payment Fund” has the meaning set forth in Section 2.5(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially delays consummation, or would reasonably be expected to prevent or materially delay consummation, by Parent or Merger Sub of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Party” has the meaning set forth in the Preamble.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan of Merger” has the meaning set forth in the Recitals.

“PMA’s” has the meaning set forth in Section 3.17(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Proxy Statement” has the meaning set forth in Section 3.3(e).

“Required Information” means all financial statements, financial data, audit reports and other information relating to the Company necessary to satisfy the conditions in paragraphs 5 and 6 of Exhibit D to the Debt Commitment Letter.

Annex I-8

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.3(c).

“Restricted Share” has the meaning set forth in Section 2.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Shareholder Approval” has the meaning set forth in Section 6.1(a).

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries and (d) such Persons has not incurred nor does it plan to incur debts beyond its ability to pay as they mature.  The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or mature liability.

“Special Committee” has the meaning set forth in Section 3.3(a).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one (1) or more of its Subsidiaries, or by such Person and one (1) or more of its Subsidiaries or (b) with respect to a partnership or limited liability company, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership or limited liability company.

Annex I-9

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Transactions” means all of the transactions contemplated by this Agreement, including the Merger.

“U.S. Company Benefit Plans” has the meaning set forth in Section 3.8(a).

“Willful Breach” means an intentional and willful material failure to perform an agreement or covenant contained in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to act would constitute a breach of such agreement or covenant.

Annex I-10

EXHIBIT A

ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

ARTICLES OF INCORPORATION

ARTICLE I

The name of this Corporation is Vascular Solutions, Inc.

ARTICLE II

The registered office of this Corporation is located at c/o Corporation Service Company, 2345 Rice Street, Suite 230, Roseville, MN, 55113.

ARTICLE III

This Corporation is authorized to issue an aggregate total of 100 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.

ARTICLE IV

No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE V

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

Exhibit A-1

ARTICLE VII

Any action required or permitted to be taken at a meeting of shareholders of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

ARTICLE VIII

A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.76 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 8 became effective.

Any repeal or modification of the foregoing provisions of this Article 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Exhibit A-2

EXHIBIT B

BYLAWS OF SURVIVING CORPORATION

BY‑LAWS

Of

VASCULAR SOLUTIONS, INC.

SHAREHOLDERS

Section 1.01   Place of Meetings.  Each meeting of the shareholders shall be held at the principal executive office of the Corporation or at such other place as may be designated by the Board of Directors or the Chief Executive Officer.  But any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the Corporation is located.  The Board of Directors may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication.

Section 1.02    Regular Meetings.  Regular meetings of the shareholders may be held on an annual or other less frequent basis as determined by the Board of Directors; provided, however, that if a regular meeting has not been held during the immediately preceding 15 months, a shareholder or shareholders holding three percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation.  At each regular meeting the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.

Section 1.03    Special Meetings.  A special meeting of the shareholders may be called for any purpose or purposes at any time by the Chief Executive Officer; by the Chief Financial Officer; by the Board of Directors or any two or more members thereof; or by one or more shareholders holding not less than ten percent of the voting power of all shares of the Corporation entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by shareholders holding not less than 25 percent of the voting power of all shares of the Corporation entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the Corporation specifying the purposes of such meeting.

Exhibit B-1

Section 1.04     Meetings Held Upon Shareholder Demand.  Within 30 days after receipt of a demand by the Chief Executive Officer or the Chief Financial Officer from any shareholder or shareholders entitled to call a meeting of the shareholders, it shall be the duty of the Board of Directors of the Corporation to cause a special or regular meeting of shareholders, as the case may be, to be duly called and held on notice no later than 90 days after receipt of such demand.  If the Board fails to cause such a meeting to be called and held as required by this Section, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 1.06 hereof at the expense of the Corporation.

Section 1.05     Adjournments.  Any meeting of the shareholders may be adjourned from time to time to another date, time and place.  If any meeting of the shareholders is so adjourned, no notice as to such adjourned meeting need be given if the adjourned meeting is to be held not more than 120 days after the date fixed for the original meeting and the date, time and place at which the meeting will be reconvened are announced at the time of adjournment.

Section 1.06     Notice of Meetings.  Unless otherwise required by law, written notice of each meeting of the shareholders, stating the date, time, and place and, in the case of a special meeting, the purpose or purposes, shall be given at least 10 days and not more than 60 days before the meeting to every holder of shares entitled to vote at such meeting except as specified in Section 1.05 or as otherwise permitted by law.  Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met.  The business transacted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting.

Section 1.07     Waiver of Notice.  A shareholder may waive notice of the date, time, place, or purpose of a meeting of shareholders.  A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance.  Attendance by a shareholder at a meeting is a waiver of notice of that meeting, unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 1.08     Voting Rights.  Subdivision 1.  A shareholder shall have one vote for each share held which is entitled to vote.  Except as otherwise required by law, a holder of shares entitled to vote may vote any portion of the shares in any way the shareholder chooses.  If a shareholder votes without designating the proportion or number of shares voted in a particular way, the shareholder is deemed to have voted all of the shares in that way.

Subdivision 2.  The Board of Directors may fix, or authorize an officer to fix, a date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting.  When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at that meeting of shareholders.

Exhibit B-2

Section 1.09     Proxies.  A shareholder may cast or authorize the casting of a vote by (a) filing a written appointment of a proxy, signed by the shareholder, with an officer of the Corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective.  The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder.  Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.

Section 1.10     Quorum.  The holders of a majority of the voting power of the shares entitled to vote at a shareholders meeting are a quorum for the transaction of business.  If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of the shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

Section 1.11     Acts of Shareholders.  Subdivision 1.  Except as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the shareholders shall take action by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders.

Subdivision 2.  A shareholder voting by proxy authorized to vote on less than all items of business considered at the meeting shall be considered to be present and entitled to vote only with respect to those items of business for which the proxy has authority to vote.  A proxy who is given authority by a shareholder who abstains with respect to an item of business shall be considered to have authority to vote on that item of business.

Section 1.12     Action Without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action.  The written action is effective when it has been signed, or consented to by authenticated electronic communication, by all of those shareholders, unless a different effective time is provided in the written action.

DIRECTORS

Section 2.01    Number; Qualifications.  Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote, the business and affairs of the Corporation shall be managed by or under the direction of a Board of one or more directors.  Directors shall be natural persons.  The number of directors to constitute the Board shall be determined from time to time by resolution of the Board.  Directors need not be shareholders.

Section 2.02    Term.  Each director shall serve for an indefinite term that expires at the next regular meeting of the shareholders.  A director shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.

Exhibit B-3

Section 2.03     Vacancies.  Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining members of the Board, though less than a quorum.  Vacancies on the Board resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time such directorships are created.  Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular meeting or at any special meeting duly called for that purpose.

Section 2.04     Place of Meetings.  Each meeting of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be designated from time to time by a majority of the members of the Board or by the Chief Executive Officer.  The Board of Directors may determine that a meeting not be held at a physical place, but instead solely by one or more means of remote communication through which the directors may simultaneously participate with each other during the meeting.  Participation by remote communication constitutes presence at the meeting.

Section 2.05     Regular Meetings.  Regular meetings of the Board of Directors for the election of officers and the transaction of any other business shall be held without notice at the place of and immediately after each regular meeting of the shareholders.

Section 2.06     Special Meetings.  A special meeting of the Board of Directors may be called for any purpose or purposes at any time by any member of the Board by giving not less than two days’ notice to all directors of the date, time and place of the meeting, provided that when notice is mailed, at least four days’ notice shall be given.  The notice need not state the purpose of the meeting.

Section 2.07    Waiver of Notice; Previously Scheduled Meetings.  Subdivision 1.  A director of the Corporation may waive notice of the date, time and place of a meeting of the Board.  A waiver of notice by a director entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance.  Attendance by a director at a meeting is a waiver of notice of that meeting, unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

Subdivision 2.  If the day or date, time and place of a Board meeting have been provided herein or announced at a previous meeting of the Board, no notice is required.  Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.

Section 2.08     Quorum.  The presence in person of a majority of the directors currently holding office shall be necessary to constitute a quorum for the transaction of business.  In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time without further notice until a quorum is present.  If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of the directors originally present leaves less than the proportion or number otherwise required for a quorum.

Exhibit B-4

Section 2.09     Acts of Board.  Except as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the Board shall take action by the affirmative vote of the greater of (a) a majority of the directors present at a duly held meeting at the time the action is taken or (b) a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting.

Section 2.10     Participation by Remote Communication.  A director may participate in a Board meeting by conference telephone, or, if authorized by the Board, by any other means of  remote communication through which the director, other directors so participating, and all directors physically present at the meeting may participate with each other during the meeting.  A director so participating is deemed present at the meeting.

Section 2.11    Absent Directors.  A director of the Corporation may give advance written consent or opposition to a proposal to be acted on at a Board meeting.  If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as the vote of a director present at the meeting in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 2.12    Action Without a Meeting.  An action required or permitted to be taken at a Board meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the directors.  Any action, other than an action requiring shareholder approval, if the Articles of Incorporation so provide, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.  The written action is effective when signed, or consented to by authenticated electronic communication, by the required number of directors, unless a different effective time is provided in the written action.  When written action is permitted to be taken by less than all directors, all directors shall be notified immediately of its text and effective date.

Section 2.13     Committees.  Subdivision 1.  A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the Corporation only to the extent provided in the resolution.  Committees shall be subject at all times to the direction and control of the Board, except as provided in Section 2.14 or otherwise provided by law.

Subdivision 2.  A committee shall consist of one or more natural persons, who need not be directors, appointed by affirmative vote of a majority of the directors present at a duly held Board meeting.

Exhibit B-5

Subdivision 3.  Section 2.04 and Sections 2.06 to 2.12 hereof shall apply to committees and members of committees to the same extent as those sections apply to the Board and directors.

Subdivision 4.  Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director.

Section 2.14    Special Litigation Committee.  Pursuant to the procedure set forth in Section 2.13, the Board may establish a committee composed of one or more independent directors or other independent persons to determine whether it is in the best interests of the Corporation to consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued.  The committee, once established, is not subject to the direction or control of, or (unless required by law) termination by, the Board.  To the extent permitted by law, a vacancy on the committee may be filled by a majority vote of the remaining committee members.  The good faith determinations of the committee are binding upon the Corporation and its directors, officers and shareholders to the extent permitted by law.  The committee terminates when it issues a written report of its determinations to the Board.

Section 2.15   Compensation.  The Board may fix the compensation, if any, of directors.

OFFICERS

Section 3.01    Number and Designation.  The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer.  The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Corporation, with such powers, rights, duties and responsibilities as may be determined by the Board, including, without limitation, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these By‑Laws unless otherwise determined by the Board.  Any of the offices or functions of those offices may be held by the same person.

Section 3.02    Chief Executive Officer.  Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (a) shall have general active management of the business of the Corporation; (b) shall, when present, preside at all meetings of the shareholders and Board; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) may maintain records of and certify proceedings of the Board and shareholders; and (e) shall perform such other duties as may from time to time be assigned by the Board.

Section 3.03    Chief Financial Officer.  Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer (a) shall keep accurate financial records for the Corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as the Board shall designate from time to time; (c) shall endorse for deposit  all notes, checks and drafts received by the Corporation as ordered by the Board, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board; (e) shall render to the Chief Executive Officer and the Board, whenever requested, an account of all of such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation; and (f) shall perform such other duties as may be prescribed by the Board or the Chief Executive Officer from time to time.

Exhibit B-6

Section 3.04    President.  Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.  If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board.

Section 3.05    Vice Presidents.  Any one or more Vice Presidents, if any, may be designated by the Board of Directors as Executive Vice Presidents or Senior Vice Presidents.  During the absence or disability of the President, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President.  The determination of who is the highest ranking of two or more persons holding the same office shall, in the absence of specific designation of order of rank by the Board, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Corporation.

Section 3.06    Secretary.  The Secretary, unless otherwise determined by the Board of Directors, shall attend all meetings of the shareholders and all meetings of the Board, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings.  Except as otherwise required or permitted by law or by these By‑Laws, the Secretary shall give or cause to be given notice of all meetings of the shareholders and all meetings of the Board.

Section 3.07    Treasurer.  Unless otherwise determined by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation.  If an officer other than the Treasurer is designated Chief Financial Officer, the Treasurer shall perform such duties as may from time to time be assigned by the Board.

Section 3.08    Authority and Duties.  In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors.  Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons.

Section 3.09    Term.  Subdivision 1.  All officers of the Corporation shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal.

Exhibit B-7

Subdivision 2.  An officer may resign at any time by giving written notice to the Corporation.  The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective date is specified in the notice.

Subdivision 3.  An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly held Board meeting.

Subdivision 4.  A vacancy in an office because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the office of Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired portion of the term by the Board.

Section 3.10    Salaries.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by the Chief Executive Officer if authorized by the Board.

INDEMNIFICATION OF CERTAIN PERSONS

Section 4.01    Indemnification.  The Corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

Section 4.02    Insurance.  The Corporation may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Corporation would otherwise be required to indemnify the person against the liability.

SHARES

Section 5.01    Certificated and Uncertificated Shares.  Subdivision 1.  The shares of the Corporation shall be either certificated shares or uncertificated shares.  Each holder of duly issued certificated shares is entitled to a certificate of shares.

Subdivision 2.  Each certificate of shares of the Corporation shall bear the corporate seal, if any, and shall be signed by the Chief Executive Officer, or the President or any Vice President, and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer and the corporate seal upon such certificate may be facsimiles, engraved or printed.  If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

Subdivision 3.  A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue shares of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board to determine the relative rights and preferences of subsequent classes or series.

Exhibit B-8

Subdivision 4.  A resolution approved by the affirmative vote of a majority of the directors present at a duly held meeting of the Board may provide that some or all of any or all classes and series of the shares of the Corporation will be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.

Section 5.02    Declaration of Dividends and Other Distributions.  The Board of Directors shall have the authority to declare dividends and other distributions upon the shares of the Corporation to the extent permitted by law.

Section 5.03    Transfer of Shares.  Shares of the Corporation may be transferred only on the books of the Corporation by the holder thereof, in person or by such person’s attorney.  In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares.  The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect transfers of shares.

Section 5.04    Record Date.  The Board of Directors may fix a time, not exceeding 60 days preceding the date fixed for the payment of any dividend or other distribution, as a record date for the determination of the shareholders entitled to receive payment of such dividend or other distribution, and in such case only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed.

MISCELLANEOUS

Section 6.01    Execution of Instruments.  Subdivision 1.  All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, or the President, or any Vice President, or by such other person or persons as may be designated from time to time by the Board of Directors.

Subdivision 2.  If a document must be executed by persons holding different offices or functions and one person holds such offices or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.

Section 6.02    Advances.  The Corporation may, without a vote of the directors, advance money to its directors, officers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

Exhibit B-9

Section 6.03    Corporate Seal.  The seal of the Corporation, if any, shall be a circular embossed seal having inscribed thereon the name of the Corporation and the following words:

“Corporate Seal Minnesota.”

Section 6.04    Fiscal Year.  The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.05    Amendments.  The Board of Directors shall have the power to adopt, amend or repeal the By‑Laws of the Corporation, subject to the power of the shareholders to change or repeal the same, provided, however, that the Board shall not adopt, amend or repeal any By‑Law fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a By‑Law that increases the number of directors.

Section 6.06    Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the state or federal courts in Hennepin County, Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act, the articles of incorporation, or these By-laws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.  If any action the subject matter of which is within the scope of this Section 12.01 is filed in a court other than a state or federal court in Hennepin County, Minnesota (a “Foreign Action”) by any shareholder, such shareholder shall be deemed to have consented to: (a) the personal jurisdiction of the state or federal courts in Hennepin County, Minnesota in connection with any action brought in any such court to enforce this Section 6.06; and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. If any provision of this Section 6.06 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 6.06 (including, without limitation, each portion of any sentence of this Section 6.06 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Exhibit B-10